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                                                                   EXHIBIT 10.20

                          MASTER AGREEMENT FOR SERVICES

This Master Services Agreement ("Master Agreement") is made this 10th day of May 2004 ("Effective Date") by and between Synteract, Inc., a California corporation with offices at 5759 Fleet St, Suite 100, Carlsbad, CA 92008 ("Synteract"), and Somaxon Pharmaceuticals, with offices at 12750 High Bluff Drive, Suite 310, San Diego, CA 92130 ("Client").

WHEREAS, Client would like to retain the services of Synteract from time to time to conduct certain services ("Services"), as more fully set forth in various specific project agreements to be attached to this Master Agreement and incorporated herein by reference (each individually a "Project Agreement"); and

WHEREAS, Synteract is engaged in the business of providing such services and would like to provide the services to Client on the terms and conditions contained in this Master Agreement and in each Project Agreement.

NOW, THEREFORE, for good and valuable consideration, and intending to be legally bound, the parties agree as follows:

1.    PROJECT AGREEMENTS

      In the event that the parties hereto shall reach agreement with respect to particular Services (as hereinafter defined in Section 2.1), a Project Agreement for said Services shall be attached to this Master Agreement and the two shall collectively, independent from other Project Agreements, constitute the entire agreement for the specific Services. No Project Agreement shall be attached to this Master Agreement without first being executed by the parties hereto. To the extent any terms set forth in a Project Agreement or any other agreement to which both Synteract and Somaxon are parties shall conflict with the terms set forth in this Master Agreement, the terms of this Master Agreement shall control unless specifically set forth otherwise in the Project Agreement or other agreements to which both Synteract and Somaxon are parties.

2.    SERVICES

2.1 Synteract hereby agrees to provide to Client the services described in the "services" section of each Project Agreement attached to this Master Agreement. Each Project Agreement shall define certain terms and conditions, including, but not limited to, the scope and nature of the Services requested and the start and completion date of the services, all fees and pass through expenses for the Services and description of how such amounts are determined and when they are payable, and a transfer of regulatory obligations from Client to Synteract under the Federal Food, Drug and Cosmetic Act and its regulations. The personnel provided by Synteract, whether employees or independent

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      contractors that are assigned to the Client to perform the services subject to a Project Agreement shall be referred to, hereinafter, as the "Consultant."

2.2 Consultant shall complete the Services in accordance with the requirements of this Master Agreement, the applicable Project Agreement, Client's formats and specifications, the standards and practices that are generally accepted in the industry and exercised by other persons engaged in performing similar services, and all applicable local, state and federal laws, rules, regulations and guidances, including, but not limited to, the U.S. Food and Drug Administration's Good Clinical Practice ("GCP") regulations.

2.3 The Client shall provide, at no charge, Consultant with all of the materials identified in the applicable Project Agreement that are necessary to complete the Services. Consultant shall use such materials only in strict accordance with the applicable Project Agreement and for no other purpose without the prior written consent of Client. The Client shall act in good faith to provide reasonable reviews of Consultants' work in accordance with the Project Agreement as agreed to by both parties.

3.    COMPENSATION AND PAYMENT

      Synteract's compensation and payment for the Services provided hereunder shall be set forth in the applicable Project Agreement. All invoices will be submitted in accordance with the payment schedule in the applicable Project Agreement. In the event that Synteract or Consultant is requested or required to perform services beyond that which are specifically set forth in a Project Agreement, any such additional services and a compensation schedule thereto must be mutually agreed upon by the parties in writing prior to the provision of said services. Said mutually agreed upon writing shall be an amendment to the pertinent Project Agreement and the services set forth therein shall be deemed to be Services as the term is used in this Agreement. Synteract shall invoice the Client on a monthly basis for the incremental Services provided. Unless subject to a valid dispute, payments are due within thirty (30) days of the date of invoice. Interest on unpaid invoices will be charged at the rate of 1% per month on invoices which remain unpaid after thirty (30) days from receipt by Client.

4.    TERMS AND TERMINATION

4.1 This Master Agreement will commence on the Effective Date and will remain effective until terminated under this Section 4. Each Project Agreement will commence on the date of the Project Agreement's complete execution by the parties and, unless terminated earlier under this Section 4, each Project Agreement will terminate upon either the termination of this Master Agreement or the completion of Services required under such Project Agreement. Termination of the Master Agreement under this Section 4 shall result in the automatic and concurrent termination of all Project Agreements.

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4.2   Client and Synteract, by mutual written agreement, may terminate this
      Master Agreement or any Project Agreement at any time.

4.3 Client may terminate this Master Agreement or any Project Agreement at any time upon thirty (30) days prior written notice for good cause. Good cause shall include, without limitation: (i) unsatisfactory completion of the Services by Synteract or Consultant; (ii) non-compliance with any applicable local, state or federal law, rule or regulation; or (iii) any material breach by Synteract of any of its obligations under this Master Agreement or any Project Agreement.

4.4 Synteract may terminate this Master Agreement or any Project Agreement at any time upon thirty (30) days prior written notice for good cause. Good cause shall include, without limitation, any material breach by Client of any of its obligations under this Master Agreement or any Project Agreement.

4.5 If Client terminates this Master Agreement and/or any Project Agreement, Client shall reimburse Synteract for Synteract's actual costs for all Services performed through the effective termination date and all uncancellable obligations as of such date, provided that such costs and uncancellable obligations are in accordance with the Master Agreement and all applicable Project Agreements and Synteract provides Client with an accounting of any such costs and uncancellable obligations in writing within thirty (30) days of termination.

4.6 In the event of the termination of this Master Agreement or any Project Agreement, Synteract will promptly provide to the Client all original records and reports related to all terminated projects, and shall promptly surrender and deliver to Client all documents and materials of any nature provided to Synteract or Consultant by Client and any other documents or materials of any nature from any source pertaining to or arising out of Synteract's performance of the Services. Upon such termination, and in full compliance with this Master Agreement, all applicable Project Agreements, and all applicable local, state and federal laws, rules, regulations and guidances, Synteract shall complete all activities, and provide reasonable assistance as may be requested by the Client, necessary for the orderly and timely close of the Services rendered up to the date of such termination.

5.    INDEPENDENT CONTRACTOR RELATIONSHIP

      Synteract is an independent contractor of Client and nothing contained in this Master Agreement shall be construed to place the parties hereto in the relationship of partners, principal and agent, employer/employee or joint venturer. Both parties agree that neither shall have power or right to bind or obligate the other, nor shall either hold itself out as having such authority.

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6.    PERSONNEL

      Synteract shall be obligated at all times to provide a sufficient number of trained personnel to meet the requirements of the Services. During the term of this Agreement, Synteract may contract for work with competitors of the Client or other groups, and Consultant may be assigned to other projects for other customers of Synteract, however, Synteract affirms that they do not have and shall not enter into any agreement, which would restrict its ability to fulfill this Agreement. Synteract agrees that in fulfilling contracts with others, it shall not use or disclose any confidential or proprietary information as set forth in Section 8 of this Agreement and, in assigning its employees and agents to perform under this Agreement, Synteract will establish appropriate internal controls to prevent such disclosure, including reasonably limiting those employees or agents that possess confidential or proprietary information under Section 8 from work with competitors of Client.

7.    EMPLOYMENT

      During the term of this Agreement and for six (6) months after the termination of this Agreement, the Client agrees that it will not solicit to hire or retain as an independent contractor any employees of Synteract without the prior written consent of Synteract, and Synteract agrees that it will not solicit to hire or retain as an independent contractor any employees of the Client without the prior written consent of Client.

8.    CONFIDENTIALITY

8.1 During the course of a Project Agreement, it may be necessary for Client to disclose confidential information ("Confidential Information") of Client to Synteract. Confidential Information" shall refer to all commercial, scientific, medical and technical information and data relating to Client or a Project Agreement. Confidential Information shall not refer to information that:

      (a) is now in the public domain or subsequently enters the public domain through no fault of Synteract;

      (b) does not consist of computer programming or statistical methods of analysis developed by Consultant in completing the Services;

      (c) Synteract receives from any third party not under any obligation to the Client to keep such information confidential; or

      (d) is required to be disclosed by law, provided that Synteract shall give Client prior notice of any such intended disclosure and shall cooperate with any attempt by Client to seek a mutually satisfactory way to disclose such Confidential

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            Information as necessary for this limited purpose and with all protections of confidentiality permitted by law.

8.2 Synteract agrees to keep in strict confidence all Confidential Information and to disclose said Confidential Information to the Consultant and its other employees on a strict need to know basis only, and to its independent contractors, vendors and agents under a confidentiality agreement. Synteract agrees that the Confidential Information shall be used for the purpose of providing the Services for Client and for no other purpose without the prior written consent of Client.

8.3. The terms in this Section 8 shall continue in full force and effect for a period of five (5) years from the termination or expiration of this Master Agreement.

9.    OWNERSHIP

9.1 All of (i) Client's Confidential Information (including, without limitation, all original records and reports related to a project) and
      (ii) unused materials provided by Client pursuant to a Project Agreement shall be the exclusive property of the Client. All information generated by Synteract under this Master Agreement shall be delivered to the Client at the termination or expiration this Master Agreement, provided, however, that Synteract may retain one copy of Client's Confidential Information in its files for archival purposes, as a means of determining any continuing obligations under this Master Agreement (including the Project Agreements).

9.2 All inventions, improvements in know-how, new uses, processes and compounds involving the Services under this Master Agreement and/or the Project Agreements that are conceived or reduced to practice as a direct result of a project ("Inventions") shall be and remain the sole property of Client. Synteract shall cooperate fully with Client in obtaining, at Client's sole cost and expense, any patent protection as may be available for the Inventions, and shall execute all documents reasonably deemed necessary by Client for purposes of procuring such patent protection. Synteract agrees that it shall endeavor to ensure contractually the prompt disclosure to Client by the Consultant or any other employee or other individual retained by Synteract for a Project of any Inventions, as well as the cooperation of such persons in securing patent protection as set forth herein.

9.3 Notwithstanding the foregoing, Client acknowledges that Synteract and its professional staff currently possess certain inventions, processes, know-how, trade secrets, methods, approaches, analyses, improvements, other intellectual properties and other assets including, but not limited to, clinical trial management analyses, analytical methods, procedures and techniques, computer technical expertise and proprietary software, and technical and conceptual expertise in the area of conducting clinical trials, all of which have been developed independently by Synteract without the benefit of any information provided by Client (collectively, "Synteract Property"). Client agrees that any Synteract

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      Property which is used, improved, modified or developed by Synteract under or during the term of this Master Agreement shall be and remain the sole and exclusive property of Synteract.

10.   ANNOUNCEMENTS

      Synteract shall not make any announcement, oral presentation or publication relating to any Confidential Information or Services provided under any Project Agreement without Client's prior written consent (which consent shall not be unreasonably withheld), except as required by law or by court or administrative order. Neither party shall employ or use the name of the other party in any publication or promotional material or in any form for public distribution, without the prior written consent of the other party, except as required by law or by court or administrative order.

11.   GOVERNMENT INSPECTION

      In the event that Synteract receives a notice of inspection or audit from the FDA or any comparable federal or state regulatory authority which relates to the Services provided under any Project Agreement, Synteract shall notify Client promptly of such notice, keep Client informed of the progress of the inspection or audit, and provide to Client a copy of any documents produced to the FDA or such other authority pursuant to the notice.

12.   ACCESS TO FACILITIES

      Client's authorized representatives may visit Synteract's site and facilities at reasonable times and with reasonable frequency during normal business hours and upon reasonable advance written notice, to observe the progress of any Services. All such visits shall be subject to Synteract's restrictions and procedures relating to safety, security and protection of Confidential Information.

13.   INDEMNIFICATION

13.1 Client agrees to indemnify, defend and hold harmless Synteract, its affiliated entities, officers, directors and employees, and the Consultant (each, a "Synteract Party") from and against any and all claims, demands, cost or judgments (each, a "Claim") for any and all liabilities, losses, damages, penalties, costs or expenses (including but not limited to court costs, legal fees, awards or settlements) arising out of, in connection with or related to the Services performed by Synteract under and pursuant to this Master Agreement and the applicable Project Agreement; provided, however, that Client's indemnity obligations under this Section 13 shall not apply to any Claim to the extent arising directly from a negligent, reckless or willful act or omission of a Synteract Party, a breach by a Synteract Party of any applicable local, state or federal law, rule, regulation or guidance, or a breach of the terms of this Master Agreement or the applicable Project Agreement by a Synteract Party.

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13.2  Synteract agrees to indemnify, defend and hold harmless Client, its affiliated entities, officers, directors and employees from and against Claims for any and all liabilities, losses, damages, penalties, costs or expenses (including but not limited to court costs, legal fees, awards or settlements) arising out of, in connection with or related to the Services performed by Synteract under and pursuant to this Master Agreement and the applicable Project Agreement to the extent arising from a negligent, reckless or willful act or omission of a Synteract Party, a breach by a Synteract Party of any applicable local, state or federal law, rule, regulation or guidance; or a breach of the terms of this Master Agreement or the applicable Project Agreement by a Synteract Party.

13.3 Each person or entity seeking indemnification under this Section 13 shall, as a condition thereto, notify the indemnifying party within ten (10) days after the receipt of notice of the Claim; provided, however, that the indemnifying party shall not be released from its obligations under this
      Section 13 if the failure to notify the indemnifying party within ten (10) days does not materially prejudice the defense of such Claim. The indemnifying party shall have the right to select defense counsel and to direct the defense or, with the consent of the indemnified party (which consent shall not be unreasonably withheld), settlement of any Claim.

14.   ENTIRE AGREEMENT

      This Master Agreement, together with all Project Agreements, constitutes the entire agreement between Client and Synteract with respect to the subject matter hereof, and replaces and supersedes any and all prior and contemporaneous agreements and/or understandings, whether oral or written, between Client and Synteract with respect to the subject matter hereof. This Master Agreement (including the Project Agreements) may be amended or modified only by a written instrument executed by a duly authorized officer of each party.

15.   ASSIGNMENT

      Neither Client nor Synteract may assign this Master Agreement or any rights hereunder or delegate the performance of any duties hereunder without the prior written approval of the other party, which approval shall not be unreasonably delayed or withheld; provided, however, that without such consent, either party may assign this Master Agreement in connection with the transfer or sale of all or substantially all of its assets, stock or business, or its merger, consolidation or combination with or into another entity, and provided that, without the written consent of Client, Synteract may assign the right to payments due to Synteract under this Master Agreement or applicable Project Agreement to financial institutions or other lenders of Synteract. Subject to the foregoing, this Master Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

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16.   NON-DEBARMENT

16.1 Synteract represents and warrants that Synteract has never been and is not currently:

      (a) an individual who has been debarred by the FDA pursuant to 21 U.S.C. Section335a (a) or (b) (a "Debarred Individual") from providing services in any capacity to a person that has an approved or pending drug product application, or an employer, employee or partner of a Debarred Individual; or

      (b) a corporation, partnership, or association that has been debarred by the FDA pursuant to 21 U.S.C. Section335a (a) or (b) (a "Debarred Entity") from submitting or assisting in the submission of a drug product application, or an employee, partner, shareholder, member, subsidiary or affiliate of a Debarred Entity.

16.2 Synteract further represents and warrants that Synteract has no knowledge of any circumstances which may affect the accuracy of the representations and warranties set forth in Section 16.1 including, but not limited to, FDA investigations of, or debarment proceedings against, Synteract or any person or entity performing, or rendering assistance related to, the Services. Synteract will notify Client promptly upon becoming aware of any such circumstances during the term of this Master Agreement.

17.   INSURANCE

      Synteract shall carry insurance including, but not limited to, workers' compensation and comprehensive general liability insurance, sufficient to cover its interest or liabilities hereunder, but in no event less than $1,000,000 per occurrence and $2,000,000 annual aggregate, with a reputable and financially secure insurance carrier.

18.   FORCE MAJEURE

      If either party's performance of this Master Agreement or any Project Agreement is prevented, restricted or delayed (either totally or in part) by reason of any cause beyond the reasonable control of the parties, such as acts of God, explosion, disease, weather, war, insurrection, civil strike, riot or power failure, the party so affected shall, upon giving prompt notice thereof to the other party, be excused from such performance to the extent of such prevention, restriction or delay; provided, that the affected party shall use its commercially reasonable efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed; and provided further, that nothing herein shall relieve either party from the obligation to pay promptly in full all payments that may be due to the other party under this Master Agreement or the Project Agreements.

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19.   NO CONFLICT

      Each party represents and warrants that it is authorized to enter into this Master Agreement and that the terms hereof are not inconsistent with or a violation of any corporate policy, contractual or other legal obligation to which it is subject.

20.   SURVIVAL

      Any terms of this Master Agreement, which by their nature extend beyond its performance, expiration or termination (including, without limitation, Sections 3, 4, 7, 8, 9, 10, 13, 14, 17, 20, 21, 22 and 23) shall remain in effect indefinitely until fulfilled in accordance with their terms.

21.   CONSTRUCTION OF AGREEMENT

      The descriptive headings of the Sections of this Master Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions of this Master Agreement. The failure of either party to enforce any provision of this Master Agreement (including the Project Agreements) shall not be construed as a waiver or limitation of that party's subsequent rights to enforce and compel strict compliance with every provision of this Master Agreement. To the extent any provision of this Master Agreement or the application thereof is found by a proper authority to be invalid or unenforceable, it shall be considered deleted herefrom, and the remainder of this Master Agreement shall continue in full force and effect. This Master Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to provisions of conflicts of law.

22.   ARBITRATION

      The parties shall attempt, in good faith, to resolve through negotiations any controversy, claim, or dispute arising out of this Master Agreement, including, but not limited to, the alleged non-payment of any sum owing to Synteract. In the event that negotiations are not successful, the controversy, claim, or dispute shall be submitted to third party mediation upon terms reasonably acceptable to the parties. If such claim, controversy or dispute is not resolved through mediation, upon written demand of either party, the claim, controversy or dispute shall be submitted to arbitration before three (3) arbitrators. Such arbitration shall take place in San Diego, California and shall proceed in accordance with the Commercial Arbitration Rules of the American Arbitration Association and the laws of the State of California. The decision shall be enforceable by a court of law, provided that the decision is supported by substantial fact and is without material error of law. All

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      costs of such arbitration, except expert fees and attorneys' fees, shall be shared equally by the parties. The parties agree that, any provision of applicable law notwithstanding, they will not request, and the arbitrators shall have no authority to award, special, indirect, consequential, incidental, punitive or exemplary damages of any type or kind (including, without limitation, lost profits) against any party.

23.   NOTICES

      Any notices, requests or other communications given under this Master Agreement or a Project Agreement shall be in writing and shall be given by personal delivery, or sent by (a) facsimile transmission (with message confirmed during normal business hours); (b) first class mail, postage prepaid; or (c) Federal Express (or equivalent nationally recognized overnight delivery service), delivery charges prepaid. All notices shall be given to a party at its respective address set forth below, or at such other address as such party from time to time may specify by notice in accordance with this Section 23. A notice shall be deemed given when actually received; provided, that if any facsimile notice is received after 5:00 P.M. local time at the place of receipt, it shall be deemed to have been given as of the next following business day.

      If to Client:                Somaxon Pharmaceuticals
                                   12750 High Bluff Drive
                                   Suite 310
                                   San Diego, CA 92130
                                   Attn: Susan Dube
                                   Fax: 858.509.1589

      If to Synteract:             Synteract, Inc.
                                   5759 Fleet Street
                                   Suite 100
                                   Carlsbad, CA 92008
                                   Attn: Ellen Morgan
                                   Fax: 760.929.1419

24.   COUNTERPARTS

      This Master Agreement may be executed in counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when joined, shall together constitute one and the same agreement. Any photocopy or facsimile of this Master Agreement, or of any counterpart, shall be deemed the equivalent of the original.

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IN WITNESS WHEREOF, the parties have caused this Master Agreement to be executed by duly authorized representatives as of the date first above written.

SYNTERACT, INC.                               SOMAXON PHARMACEUTICALS

By: /s/ Ellen Maegan                          By: /s/ Meg M. McGilley
------------------------                      ------------------------
Title: President                              Title: VP Finance
Date: May 10, 2004                            Date: May 12, 2004

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